Exhibit 2(b)

                                 Plan of Merger


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                                 PLAN OF MERGER

1. This Plan of Merger is for ALOTTAFUN, INC., a corporation organized under the laws of the State of Wisconsin (hereinafter the "Non-Surviving Corporation"), and ALOTTAFUN!, INC., a corporation organized under the laws of the State of Delaware (hereinafter the "Surviving Corporation").

2. The Surviving Corporation and the Non-Surviving Corporation, pursuant to applicable provisions of the Wisconsin Business Corporation Law and the Delaware General Corporation Law, shall be merged with and into a single corporation, the Surviving Corporation (to wit, ALOTTAFUN!, INC., the Delaware corporation) which shall be the surviving corporation at the effective time and date of the merger, and which shall continue to exist under its present name pursuant to the provisions of the laws of the State of Delaware (hereinafter, "Merger"). The separate existence of the Non-surviving Corporation shall cease at the effective time and date of the Merger in accordance with applicable provisions of the Wisconsin Business Corporation Law.

3. The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the effective date and time of the Merger (hereinafter "Effective Time") shall, upon the Merger becoming effective, be and remain the Articles of Incorporation of the Surviving Corporation until the same shall be altered, amended or repealed.

4. The Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall, upon the Merger becoming effective, be and remain the Bylaws of the Surviving Corporation until the same shall be altered, amended or repealed.

5. The directors and officers of the Surviving Corporation immediately prior to the Effective Time shall be the members of the Board of Directors and officers, respectively, of the Surviving Corporation upon the Merger becoming effective, all of whom shall hold their respective directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

6. Each issued share of the common stock of the Non-Surviving Corporation immediately prior to the Effective Time shall, at the Effective Time, be converted into one (1) share of the common stock of the Surviving Corporation. The issued shares of common stock of the Surviving Corporation prior to the Effective Time shall not be converted or exchanged in any manner, but each said share which is issued as of the Effective Time shall continue to represent one
(1) issued share of the Surviving Corporation. The Certificate of Designation, Preferences and Rights of Preferred Stock, Series A, of the Surviving Corporation in effect immediately prior to the Effective Time shall, upon the Merger becoming effective, be and remain the Certificate of Designation,
Preferences  and  Rights  of  Preferred  Stock,   Series  A,  of  the  Surviving
Corporation.

7. This Plan of Merger shall be submitted to the shareholders of the Non-Surviving Corporation for their approval or rejection in the manner prescribed by the provisions of the Wisconsin Business Corporation Law, and the Merger shall be authorized in the manner prescribed by the Delaware General Corporation Law.


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8. In the event this Plan of Merger shall have been approved by the shareholders entitled to vote of the Non-Surviving Corporation in the manner prescribed by the provisions of the Wisconsin Business Corporation Law, and in the event that the Merger shall have been duly authorized in compliance with the Delaware General Corporation Law, the Non-Surviving Corporation and the Surviving
Corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Wisconsin and of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger.

9. The Board of Directors and the proper officers of the Non-Surviving Corporation and of the Surviving Corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Merger provided for herein.

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DR/168188